Biopure(R)                    Contact: Douglas Sayles      Lee Stern
(investors)
                                       Biopure Corporation The Trout
Group
                                       (617) 234-6826      (212) 477-9007
x22
                                       IR@biopure.com
                                       lstern@troutgroup.com

FOR IMMEDIATE RELEASE



             BIOPURE ANNOUNCES 2003 THIRD QUARTER FINANCIAL RESULTS



CAMBRIDGE, Mass., August 21, 2003 - Biopure Corporation (Nasdaq: BPUR) today announced its financial results for the third fiscal quarter ended July 31, 2003. For the quarter, the company reported a net loss of $11.3 million, or $0.28 per common share, compared with a net loss of $12.6 million, or $0.43 per common share, for the corresponding period in 2002.

Revenues
Total revenues, consisting of sales of the company's veterinary product Oxyglobin(R), were $885,000 for the third quarter of fiscal 2003, compared to $260,000 for the same period in 2002. During the third quarter of fiscal 2002, Oxyglobin sales were constrained by limited product availability resulting from a temporary shutdown of production during the expansion of the company's manufacturing facilities. Oxyglobin revenues for the first nine months of fiscal 2003 were $2.9 million compared to $1.9 million for the same period in 2002.

Cost of revenues was $4.6 million for the third quarter of fiscal 2003, compared to $2.6 million for the same period in 2002. Cost of revenues includes costs of both Oxyglobin and Hemopure(R), the company's product for human use, although Hemopure is not currently being offered for sale. Oxyglobin cost of revenues was $1.7 million for the third quarter of fiscal 2003 compared to $671,000 in 2002. This increase was primarily attributable to the increased Oxyglobin revenues mentioned above. Due to fixed manufacturing costs, Biopure expects that costs to produce Oxyglobin will exceed Oxyglobin revenues until the company more fully utilizes its manufacturing capacity. Cost of revenues for Hemopure was unchanged at $2.9 million for the third quarter of fiscal 2003 compared to the same period in 2002 when $1.9 million was charged to cost of revenues and $1.0 million was charged to research and development and not to cost of revenues. In May 2002, the company started manufacturing Hemopure for future sale and began charging unabsorbed fixed manufacturing costs to cost of revenues or inventory rather than to research and development.

Expenses
Research and development expenses were $2.4 million for the third quarter of fiscal 2003, compared with $7.1 million for the corresponding period in 2002. This decrease was primarily attributable to the inclusion in 2002 of $3.7 million in expenses associated with the preparation and submission of a Biologic License Application (BLA) for

Hemopure to the U.S. Food and Drug Administration and $1.0 million in unabsorbed fixed manufacturing costs charged to research and development as explained above.

Sales and marketing expenses were $2.0 million for the third quarter of fiscal 2003, compared to $864,000 for the same period in 2002. Hemopure-related sales and marketing expenses were $1.3 million for the third quarter of fiscal 2003, compared to $418,000 for the same period in 2002. This increase is primarily attributable to increased medical education and market research activities. Oxyglobin-related sales and marketing expenses were $632,000 for the third quarter of fiscal 2003 compared to $446,000 for the same period in 2002. This increase is due to higher veterinary advertising expenses, in support of the new smaller size (60 mL) bag of Oxyglobin, and to professional education expenditures.


                                     -more-

General and administrative expenses were $3.3 million for the third quarter of fiscal 2003, compared to $2.6 million for the same period in 2002. This increase is primarily due to higher insurance premiums, the absence in 2003 of a credit realized in 2002 as an adjustment to previously accrued performance-based incentives, and financing fees. General and administrative payroll expenses remained relatively unchanged.

The company's loss from operations for the third quarter of fiscal 2003 decreased to $11.4 million compared to $12.8 million for the same period in 2002.

Other income, net, was $108,000 in the third quarter of fiscal 2003 compared to $210,000 in the third quarter of fiscal 2002. This decrease reflects the company's reduced average cash balances and lower interest rates earned on such balances.

Financial Condition
At July 31, 2003, Biopure had $29.8 million in cash on hand. During the quarter, the company raised $26.5 million in net proceeds from sales of common stock. Some of these sales included warrants to purchase common stock. Biopure believes it has sufficient cash to fund operations until April 2004.

"During the past few months we've shown our ability to readily access the capital markets as needed, as demonstrated by the $17 million public offering of common stock we completed in July at a modest discount to market," said Biopure CEO and President Thomas A. Moore.

Recent Corporate Events

o On July 30th, the FDA sent Biopure a letter stating that the agency has completed its review of the company's BLA to market Hemopure in the United States for the treatment of acutely anemic adult patients undergoing orthopedic surgery and for the elimination or reduction of red blood cell transfusions in these patients. The letter requests additional information and suspends the BLA review clock with 30 days remaining in the original review cycle. It does not request additional clinical trials. Biopure is preparing its response, which, when submitted, will restart the review clock.

"We've developed many of our initial responses and so far we feel we will be prepared to answer FDA's questions," said Moore. "We have an opportunity to answer all of the Agency's remaining questions before it acts on our application, so we want to be sure we're fully meeting the FDA's needs. Therefore, we are requesting a meeting with the FDA in September. The Agency is allowing Biopure to set the agenda for this meeting, which will enable us to request any clarifications we need to complete our responses. The timing for when we'll submit our complete response to the FDA will be driven by the guidance we receive during this meeting."

o On July 14th, Biopure began shipping Oxyglobin in a new, 60 mL bag to provide veterinarians more dosing flexibility when treating anemia in smaller dogs or those requiring less oxygen-carrying support. The original 125 mL bag continues to be available for use in larger dogs. Revenues in July increased compared to May and June due to the sale of more than 2,300 60 mL bags of Oxyglobin during the three weeks following the introduction of this smaller bag.

o On July 1st, Biopure received approval from South Africa's Medicines Control Council to extend the shelf life of Hemopure from 24 months to 36 months. The longer shelf life also extends the original expiration date of those units already shipped to South Africa, where the product is approved for the treatment of acutely anemic adult surgical patients. Biopure has given notice of termination to the distributor of Hemopure in South Africa. As a result, product sales are on hold while a new distribution system is being arranged. During this process, Hemopure units donated post-approval continue to be used in the clinical setting.

                                     -more-

Upcoming Investor Meeting
Biopure President and CEO Thomas A. Moore will give an investor presentation in San Francisco at the ThinkEquity Partners Growth Conference on September 17, 2003, at 9:30 a.m. (PT), which will be accessible online via a webcast link on Biopure's website at www.biopure.com.

Third Quarter Conference Call and Webcast
Moore will host a conference call at 4:30 p.m. EST on Thursday, August 21, 2003, to briefly review the company's activities and financial position. The dial-in numbers for analysts and institutional investors are 1-877-270-4107 (US/Canada) and 1-706-634-1920 (International). A live audio webcast of the call will be available from the investor section of Biopure's web site at www.biopure.com and will be archived for 30 days. The webcast can also be heard by individual investors at www.companyboardroom.com and by institutional investors who subscribe to StreetEvents at www.streetevents.com.

An audio replay of the conference call will be available from approximately 7:30 p.m. EST, August 21, 2003, until midnight, August 29, 2003. To access the replay, dial 1-800-642-1687 (US/Canada) or 1-706-645-9291 (International/Local) and reference conference ID number 2157309.

Biopure Corporation
Biopure Corporation, headquartered in Cambridge, Mass., is a leading developer, manufacturer and marketer of a new class of pharmaceuticals, called oxygen therapeutics, which are intravenously administered to deliver oxygen to the body's tissues. Hemopure(R) [hemoglobin glutamer - 250 (bovine)], or HBOC-201, is approved in South Africa for use in adult surgical patients to treat acute anemia and to eliminate, reduce or delay red blood cell transfusion in these patients. Oxyglobin(R) [hemoglobin glutamer - 200 (bovine)], the only product of its kind approved by the U.S. FDA and the European Commission, is commercially available in the United States, Germany, France and the United Kingdom for the treatment of anemia in dogs.

Statements in this press release that are not strictly historical may be forward-looking statements. There can be no assurance that Biopure Corporation will be able to commercially develop its oxygen therapeutic products, that necessary regulatory approvals will be obtained, that anticipated milestones will be met in the expected timetable, that any clinical trials will be successful, or that any approved product will find market acceptance and be sold in the quantities anticipated. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in the company's operations and business environment. These risks include, without limitation, the company's stage of product development, history of operating losses and accumulated deficits, and uncertainties and possible delays related to clinical trials, regulatory approvals, possible healthcare reform, manufacturing capacity, marketing, market acceptance, competition and the availability of sufficient financing to support operations. The company undertakes no obligation to release publicly the results of any revisions to these forward-looking statements to reflect events or circumstances arising after the date hereof. A full discussion of Biopure's operations and financial condition, and specific factors that could cause the company's actual performance to differ from current expectations, can be found on the company's Web site at www.biopure.com/corporate/legal/home_legal.htm and in the company's filings with the U.S. Securities and Exchange Commission, which can be accessed in the EDGAR database at the SEC Web site, www.sec.gov, or through the Investor section of Biopure's Web site, www.biopure.com.

                                      # # #

BIOPURE CORPORATION


CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)
                                               Three Months Ended                   Nine Months Ended
                                                    July 31,                             July 31,
                                          ----------------------------          ---------------------------
                                             2003              2002                2003             2002

Total revenues                            $     885         $     260           $   2,867        $   1,916
Cost of revenues                              4,608             2,570              15,429            4,390
                                          ---------         ---------           ---------        ---------
Gross profit (loss)                          (3,723)           (2,310)            (12,562)          (2,474)
Operating expenses:
  Research and development                    2,380             7,063               7,462           22,188
  Sales and marketing                         1,969               864               4,591            3,938
  General and administrative                  3,342             2,569               9,595            7,233
                                          ---------         ---------           ---------        ---------
Total operating expenses                      7,691            10,496              21,648           33,359
                                          ---------         ---------           ---------        ---------
Loss from operations                        (11,414)          (12,806)            (34,210)         (35,833)
Other income, net                               108               210                 170              821
                                          ---------         ---------           ---------        ---------
Net loss                                  $ (11,306)        $ (12,596)          $ (34,040)       $ (35,012)
                                          =========         =========           =========        =========
Basic and diluted net loss per
  common share                            $  (0.28)         $  (0.43)           $  (0.98)        $  (1.30)
                                          =========         =========           =========        =========
Weighted-average common shares
  outstanding                                39,887            29,141              34,605           26,854
                                          =========         =========           =========        =========

Actual common shares outstanding at July 31,003, were 43,054.
Certain reclassifications have been made to the prior period's statements presented to conform with the current period's presentation.

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)
                                              July 31, 2003    October 31, 2002
                                              -------------    ----------------
Assets
    Total current assets (1)                    $  40,221         $  28,536
    Net property and equipment (2)                 36,911            38,769
    Other assets                                   10,955            10,972
                                                ---------         ---------
  Total assets                                  $  88,087         $  78,277
                                                =========         =========

Liabilities and stockholders' equity
    Total current liabilities                   $   5,530         $   6,189
    Long term debt (2)                              9,847             9,847
    Deferred compensation                             142               184
                                                ---------         ---------
  Total liabilities                                15,519            16,220

Total stockholders' equity                         72,568            62,057
                                                ---------         ---------
Total liabilities and stockholders' equity      $  88,087         $  78,277
                                                =========         =========

(1) Includes cash and cash equivalents totaling $29.8 million and $19.7 million at July 31, 2003, and October 31, 2002, respectively.
(2) At July 31, 2003, $13.7 million has been included in net property and equipment and $9.8 million in long term debt reflecting engineering and design costs of the planned manufacturing facility in Sumter, S.C. This engineering has been funded by Biopure's $13.7 million contribution to the project.